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                                                                     EXHIBIT 4.1

                            ARKANSAS BEST CORPORATION
                                  NONQUALIFIED
                                STOCK OPTION PLAN


1.       Purpose

         The purpose of the Arkansas Best Corporation Nonqualified Stock Option Plan (hereinafter called the "Plan") is to advance the interests of Arkansas Best Corporation (hereinafter called the "Company") by strengthening the ability of the Company to attract and retain key personnel of high caliber through encouraging a sense of proprietorship by means of stock ownership.

         The options granted under this Plan are not intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986 (the "Code"), and will, therefore, constitute nonqualified stock options.

2.       Definitions

         As used in this Plan, and in any Option Agreement, as hereinafter defined, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Common Stock" shall mean the Common Stock of the Company, par value $.01 per share.

                  (b) "Date of Grant" shall mean the date on which a nonqualified stock option is granted pursuant to this Plan.

                  (c) "Fair Market Value" shall mean the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by NASDAQ National Market System or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for such date, the Fair Market Value will be determined by the reported price information for the Common Stock on the day nearest preceding such date.

                  (d) "Optionee" shall mean the person to whom an option is granted under the Plan or who has obtained the right to exercise an option in accordance with the provisions of the Plan.

                  (e) "Plan Adoption Date" means April 19, 2000, the date on which the Plan was adopted by the Board of Directors of the Company.

                  (f) "Subsidiary" shall mean any now existing or hereinafter organized or acquired corporation of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Company or through one or more Subsidiaries of the Company.



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3.       Shares Subject to the Plan

         The aggregate amount of Common Stock for which options may be granted under this Plan shall not exceed one million (1,000,000) shares of Common Stock, which amount may be increased or decreased by the Board of Directors pursuant to its amendment authority under Section 13 of the Plan. Such shares may be authorized and previously unissued shares or previously issued shares that have been reacquired by the Company. Any shares subject to unexercised portions of the options granted under this Plan which shall have terminated, been canceled or expired may again be subject to options under this Plan.

4.       Administration

         The Plan shall be administered by the Board of Directors or, at the option of the Board of Directors, a committee of two or more individuals appointed by the Board of Directors of the Company (the group responsible for administering the Plan is referred to herein as the "Committee"). Options may be granted under this Section 4 by the members of the Committee. Stock Option Agreements ("Option Agreements"), in the form as approved by the Committee, and containing such terms and conditions not inconsistent with the provisions of this Plan as shall have been determined by the Committee, may be executed on behalf of the Company by the Chairman of the Board, the President or any Vice President of the Company. The Committee shall have complete authority to construe, interpret and administer the provisions of the Plan and the provisions of the Option Agreements relating to options granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to the Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive.

5.       Eligibility

         Nonqualified stock options to purchase Common Stock may be granted under Section 4 of the Plan to such key employees or directors of the Company or its Subsidiaries as shall be determined by the Committee. The Committee shall determine which persons are to be granted options under Section 4 of the Plan, the number of options, the number of shares subject to each option, the exercise price or prices of each option, the vesting and exercise period of each option, whether an option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each option, if any, as are not inconsistent with the provisions of this Plan. In addition, the Committee may, in its sole discretion, provide for vesting of stock options to accelerate upon a change in control of the Company and enable an employee to "put" the excess of the fair market value over the exercise price of the options to the Company in the event of a change in control.



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6.       Exercise Price

         The purchase price or prices for Common Stock subject to an option (the "Exercise Price") granted pursuant to Section 4 of the Plan shall be determined by the Committee at the Date of Grant.

7.       Term of Stock Options and Limitations on Right to Exercise

         The term of stock options granted pursuant to Section 4 of this Plan shall be set by the Committee and stated in the option agreement, but in no event shall any stock option granted under this Plan be exercisable more than ten years after its Date of Grant. The Company shall not be required to issue any fractional shares upon the exercise of any options granted under this Plan. No Optionee nor his legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until said option has been exercised and the purchase price of the shares in respect of which the option has been exercised has been paid. An option shall not be exercisable except by the Optionee or by a person who has obtained the Optionee's rights under the option by will or under the laws of descent and distribution.

8.       Termination of Employment

         The Committee shall determine at the Date of Grant what conditions shall apply to the exercise of an option granted under Section 4 in the event an Optionee shall cease to be employed by the Company or a Subsidiary for any reason. In the event of the death of an Optionee while in the employ or while serving as a director of the Company or a Subsidiary, the option theretofore granted to him shall be exercisable by the executor or administrator of the Optionee's estate, or if the Optionee's estate is not in administration, by the person or persons to whom the Optionee's right shall have passed under the Optionee's will or under the laws of descent and distribution, within such period as may be specified in the Option Agreement, but in no case later than the expiration date of such option. Neither this Plan nor any option granted hereunder is intended to confer upon any Optionee any rights with respect to continuance of employment or other utilization of his services by the Company or by a Subsidiary, nor to interfere in any way with his right or that of his employer to terminate his employment or other services at any time (subject to the terms of any applicable contract).

9.       Dilution or Other Adjustments

         In the event that there is any change in the Common Stock subject to this Plan or subject to options granted hereunder as the result of any stock dividend on, dividend of or stock split or stock combination of, or any like change in, stock of the same class or in the event of any change in the capital structure of the Company, the Board of Directors or the Committee shall make such adjustments with respect to options, or any provisions of the Plan, as it deems appropriate to prevent dilution or enlargement of option rights.



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10.      Expiration and Termination of the Plan

         Options may be granted at any time under Section 4 of the Plan prior to the tenth anniversary of the Plan Adoption Date, as long as the total number of shares which may be issued pursuant to options granted under this Plan does not (except as provided in Section 9 above) exceed the limitations of Section 3 above. This Plan may be abandoned, suspended or terminated at any time by the Board of Directors of the Company except with respect to any options then outstanding under the Plan.

11.      Restrictions on Issuance of Shares

                  (a) The Company shall not be obligated to sell or issue any shares upon the exercise of any option granted under this Plan unless:

                           (i) the shares with respect to which such option is
                  being exercised have been registered under applicable federal securities laws or are exempt from such registration;

                           (ii) the prior approval of such sale or issuance has
                  been obtained from any state regulatory body having jurisdiction; and

                           (iii) in the event the Common Stock has been listed
                  on any exchange, the shares with respect to which such option is being exercised have been duly listed on such exchange in accordance with the procedure specified therefor.

If the shares to be issued upon the exercise of any option granted under the Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal securities laws, the Optionee, if so requested by the Company, shall furnish to the Company such evidence and representations, including an opinion of counsel, satisfactory to it, as the Company may reasonably request.

                  (b) No option granted pursuant to the Plan shall be transferable by the Optionee other than by will or the laws of descent and distribution or between spouses or incident to divorce within the meaning of Section 1041 of the Code or any successor provision.

                  (c) Any Common Stock issued to an officer or director of the Company pursuant to the exercise of an option granted pursuant to the Plan shall not be transferred until at least six (6) months have elapsed from the date of grant of such option to the date of disposition of the Common Stock underlying such option.

                  (d) The Board of Directors or Committee may impose such other restrictions on the ownership and transfer of shares issued pursuant to this Plan as it deems desirable; any such restrictions shall be set forth in any Option Agreement entered into hereunder.



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12.      Proceeds

         The proceeds to be received by the Company upon exercise of any option granted under this Plan may be used for any proper purposes.

13.      Amendment of the Plan

         The Board of Directors may amend the Plan from time to time in such respects as it may deem advisable in its sole discretion or in order that the options granted hereunder shall conform to any change in applicable laws, including tax laws, or in regulations or rulings of administrative agencies or in order that options granted or stock acquired upon exercise of such options may qualify for simplified registration under applicable securities or other laws.

14.      Payment Upon Exercise

         Upon the exercise of any option granted under the Plan, the company may make financing available to the Optionee for the purchase of the Common Stock that may be acquired pursuant to the exercise of such option on such terms as the Committee shall specify. An Optionee may pay the Exercise Price of the shares of Common Stock as to which an option is being exercised by the delivery of cash, a certified cashier's check or by the delivery of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price.

         Any option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee or the company a fully and duly endorsed agreement evidencing such option, together with instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to such option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(r) of Regulation T, 12 CFR Part 220, or any successor provision.


         IN WITNESS WHEREOF, Arkansas Best Corporation, acting by and through its officers hereunto duly authorized, has executed this Plan, to be effective on the Plan Adoption Date.


                                    ARKANSAS BEST CORPORATION



                                    By:
                                        -------------------------------------
                                         Name:
                                              -------------------------------
                                         Its:
                                              -------------------------------


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                              AMENDMENT NUMBER ONE
                                     TO THE
                            ARKANSAS BEST CORPORATION
                         NONQUALIFIED STOCK OPTION PLAN


         THIS AMENDMENT is made effective the 1st day of January, 2001, by ARKANSAS BEST CORPORATION, a Delaware Corporation (the "Company"),

                                   WITNESSETH:

         WHEREAS, effective April 19, 2000, the Company established the Arkansas Best Corporation Nonqualified Stock Option Plan (the "Plan");

         WHEREAS, the Company desires to amend the Plan to eliminate the provision that allows the Company to provide financing to optionees to purchase shares of stock of the Company upon the exercise of options granted under the Plan; and

         WHEREAS, the Board of Directors may amend the Plan in accordance with
Section 13 of the Plan.

         NOW, THEREFORE, the Plan is hereby amended as follows:


1. The first paragraph of Section 14 of the Plan is deleted in its entirety and replaced with the following:

         "An Optionee may pay the Exercise Price of the shares of Common Stock as to which an option is being exercised by the delivery of cash, a certified cashier's check or by the delivery of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Exercise Price."


         IN WITNESS WHEREOF, this amendment has been executed by a duly authorized officer on this 29th day of December, 2000.


                                    ARKANSAS BEST CORPORATION


                                    By:
                                        --------------------------------
                                        Richard F. Cooper
                                        Vice President of Administration